Exhibit 99.2

For Immediate Release	For Further Information:
Joseph Noss, Corporate Vice President, Marketing
(330) 373.1221 Ext. 2128

First Place Announces Opening of a

New Indianapolis Lending Center

Warren, Ohio February 26, 2007— (NASDAQ:FPFC) – First Place Financial Corp. announces the opening of its new Indianapolis Mortgage Lending Center located at 201 South Capital Avenue, Indianapolis, Indiana.

Davida Henson, Senior Vice President, Mortgage Lending Operations Manager, will manage this office. Ms. Henson has a solid background in residential mortgage lending with over 20 years of management and lending experience.

She will lead a team of eight experienced loan officers with proven records of success in achieving results for their clients. This team originated over $200 million last year, specializing in government insured lending and first time homebuyer programs.

“We are very pleased to announce this new Indianapolis Lending Center”, commented Steven R. Lewis, President and CEO of First Place Financial Corp. This new mortgage team will complement our existing successful commercial lending office in Indianapolis. It is another step in our footprint to continue expanding our mortgage lending division into major metropolitan cities”.

About First Place Financial Corp.

First Place Financial Corp., a $3.1 billion financial services holding company based in Warren, Ohio, is the largest publicly-traded thrift headquartered in Ohio. First Place Financial Corp. operates 34 retail locations, 2 business financial service centers and 15 loan production offices through First Place Bank and Franklin Bank divisions of First Place Bank. Additional affiliates of First Place Financial Corp. include First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialist in wealth management services for businesses and consumers. Information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.